Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
May 6, 2009	Erin Emlock	Patrick Flanigan
	(617) 768-6923	(617) 768-6563

Genzyme Provides Outlook for Long-Term Growth at its Analyst Day Meeting

Presents New Clinical Data and Key Business Updates

Simplifies the Presentation of non-GAAP Earnings Per Share

CAMBRIDGE, Mass. – Genzyme Corp. (NASDAQ: GENZ) today outlined its plans for continued sustainable growth across each of its businesses, provided updates on anticipated near-term regulatory milestones, and shared new clinical data at its Analyst Day Meeting.  Genzyme’s growth is being driven by increasing sales of existing products, the launch of new treatments, and continued operating leverage from the company’s global infrastructure.

The company reaffirmed its goal of $7 billion in annual revenue by 2011 and more than 20 percent growth in compound non-GAAP earnings per diluted share (EPS) through 2011.  In response to investor feedback, Genzyme is simplifying its presentation of non-GAAP EPS.  The company will modify its presentation of GAAP to non-GAAP earnings to adjust only for stock compensation expenses and acquisition-related expenses, including in-process research and development (IPR&D).  IPR&D associated with licensing deals, amortization, legal expenses, and one-time gains and losses will now be included in the company’s non-GAAP EPS.

For comparison, Genzyme has revised its presentation of GAAP to non-GAAP reconciliation for 2002 — 2008.  Genzyme had previously forecast 20 percent compound average growth in non-GAAP EPS from $2.77 in 2006 to $7.00 in 2011.  Under the revised presentation, 2006 non-GAAP EPS was $2.01 and 2011 non-GAAP EPS is now expected to be $5.84, a 24 percent increase in the compound average growth rate.  The $5.84 non-GAAP estimate includes $0.80 of amortization and an estimated $0.36 of discrete items (based on the last three years actual experience).

Genzyme reaffirmed its 2009 revenue guidance of $5.15 – $5.35 billion and revised its non-GAAP EPS from $4.58 to $3.52.  This non-GAAP estimate includes $0.70 of amortization and an estimated $0.36 of discrete items.  The updated presentation of earnings schedules is available in the investor section of www.genzyme.com

“We are modifying our earnings presentation to provide a simpler picture for investors,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “We continue to meet our financial commitments, increasing the profitability of the company while investing in new therapies and bringing them to the market.”

Genzyme measures its financial success not only by its earnings, but also by a number of other metrics including cash flow, return on equity, return on assets and return on invested capital.  These measures are expected to increase through 2011.  Return on invested capital is anticipated to be approximately 13 percent in 2011 and total cash return on invested capital is expected to be 17 percent.  Genzyme expects to generate approximately $5.6 billion in cash from operations through the end of 2011.  The company plans to invest approximately $1.9 billion of this total to expand and maintain its global infrastructure, approximately $1 billion to repurchase shares and approximately $700 million to make potential milestone payments to partners.

Myozyme Update

The launch of Myozyme® (alglucosidase alfa) has been more rapid than the launch of any of Genzyme’s other treatments for lysosomal storage disorders, driven by faster than expected adoption by physicians and patients and consistent support from health authorities in more than 40 countries.  In the United States, the FDA has informed Genzyme that it is ready to review the company’s submission addressing all of the items from the agency’s complete response letter for the 2,000 L-scale product, Lumizyme™ (alglucosidase alfa) and will not require inspection of Genzyme’s Allston Landing manufacturing facility prior to initiating the review.

In addition, the FDA has agreed that clinical data from Genzyme’s Pompe patient registry can now fulfill the requirements for a verification study.  Genzyme is preparing the data and expects to make its submission by the middle of May.  Because the submission will include clinical data, Genzyme anticipates this to be a class 2 resubmission with a six-month PDUFA goal.  However, given the ongoing dialogue between Genzyme and the FDA, the company expects that the agency will expedite the review process.

Genzyme and the FDA are also in active discussion regarding the submission of an sBLA for the 4,000 L-scale product. The company and the FDA have met to review comparability data and are working collaboratively to determine the most expeditious path toward approval.

New Clinical Data

During today’s meeting, Genzyme presented new data from a phase 2 study of GENZ-112638, an oral therapy in development for patients with Gaucher disease type 1.  After one year, the data showed that the compound improved or stabilized the bone disease that is a consequence of Gaucher disease.  Genzyme previously reported phase 2 results demonstrating that the compound has a positive impact on other debilitating aspects of Gaucher disease.

This data adds to the body of evidence suggesting that this oral therapy may have similar clinical benefits to Cerezyme® (imiglucerase for injection) in previously untreated patients and has the potential to be a meaningful new therapeutic option.  In the second half of this year, the company plans to initiate two phase 3 studies of the therapy; one will include untreated patients, and the other will be a trial in which patients who have achieved their therapeutic goals with Cerezyme will be transitioned to GENZ-112638.

In addition, the company announced that a recently completed phase 2 study of modified release recombinant human thyroid stimulating hormone in patients with multinodular goiter met its primary endpoint of improving goiter reduction compared to placebo at six months.  There were no related serious adverse events in the trial, and the treatment was generally well tolerated.  Genzyme expects to begin a phase 3 study in the middle of next year.

Business and Pipeline Updates

Genzyme provided an update on the recent U.S. launch of Synvisc-One™ (hylan G-F 20), which is exceeding expectations and projected to be a key growth driver for the Biosurgery business.

After one month on the market, Synvisc-One accounts for approximately 30 percent of total U.S. sales of Synvisc® (hylan G-F 20).  The company is focused on developing and expanding the market for this product, which reduces the burden and cost of multiple injections.

Within the Hematologic Oncology segment, Genzyme has solidified its presence in this field by assembling an innovative product portfolio, accelerating revenue growth through new product launches and label expansions, and increasing the business’s profitability.  The company’s oncology and transplant businesses together are expected to generate approximately $1 billion in revenue by 2011.

The recently announced transaction with Bayer HealthCare enhances this position with two products that complement the company’s existing products in oncology and bone marrow transplant.  The transaction will also extend the business’s global reach to include a commercial presence in more than 90 countries.  With the combined portfolio, Genzyme is now poised to offer patients and physicians a comprehensive set of treatment options across the continuum of care for hematological malignancies, from diagnosis to therapy and follow up.  One late-stage potential new therapy in this setting is Prochymal™, an adult stem cell treatment that is the focus of a collaboration with Osiris Therapeutics Inc.  Data from two phase 3 trials of Prochymal’s use in graft vs. host disease are expected during the second half of this year.

The Bayer transaction is expected to close this quarter and will also provide Genzyme with primary responsibility for the development and commercialization of alemtuzumab for multiple sclerosis.  The company is making excellent progress within this development program.  Enrollment has been completed in the first of two phase 3 trials of the treatment, with the trial now over-enrolled due to strong physician and patient interest in the program.  With this momentum, Genzyme expects to complete enrollment in the second phase 3 study by the end of this year.  Genzyme anticipates U.S. approval of the treatment in 2012.

Within its Cardiometabolic and Renal segment, Genzyme provided additional information about the recently initiated phase 2/3 trial of an advanced phosphate binder (APB) for patients with renal disease.  The trial is a dose-ranging, double-blind, placebo and active-controlled study that will involve 315 hyperphosphatemic patients on dialysis.  Its primary endpoint is change in serum phosphorus, and results are expected during the first half of next year.  The APB is designed to more effectively bind phosphate for a substantial improvement in potency over existing therapies while maintaining all the benefits of sevelamer.  The company anticipates that the APB would be approved by the time the core patent estate for sevelamer expires in 2014.

Genzyme and Isis Pharmaceuticals Inc. expect top line data from a phase 3 study of mipomersen in homozygous familial hypercholesterolemia (hoFH) this quarter.  The study is designed to demonstrate that after six months the treatment provides a 20 percent reduction in LDL-cholesterol compared with placebo in patients on maximally tolerated statins.  In the United States, Genzyme expects to submit a marketing application for mipomersen’s use in hoFH patients during the second half of next year.  The company’s E.U. regulatory strategy is evolving and it currently anticipates a potential hoFH regulatory submission with timing similar to that in the United States.  Mipomersen data in patients with severe hypercholesterolemia is expected to be available by the time of the U.S. and E.U. hoFH submissions, and may be included in those applications.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 11,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

This press release contains forward looking statements regarding Genzyme’s financial outlook and business plans and strategies, including without limitation its: 2009 and 2011 EPS and revenue guidance; its regulatory plans and expectations for approval of alglucosidase alfa produced at the 2000L scale and 4000L scale in the U.S., and the timing thereof; ROIC and CFROI forecasts for 2011; expectations for cash generation, cash flow, ROE, ROA, and ROIC through 2011; plans for uses of its cash; clinical trial plans for Genz-112638; expectations regarding the potential of the products to be acquired from Bayer and the timing of that transaction, including alemtuzumab-MS; expectations for receipt of approval of alemtuzumab as a treatment for MS and an advanced phosphate binder as a treatment for patients with renal disease, and the timing thereof; revenue forecast for the oncology and transplant businesses for 2011; expected timing for receipt of clinical data for Prochymal in GvHD and for mipomersen in hoFH; and plans to submit a marketing applications in the U.S. and E.U. for mipomersen as a treatment for hoFH, and the timing thereof.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted, including Genzyme’s ability to: secure marketing approval of alglucosidase produced at the 2000L and 4000L scale in the U.S. on its expected timeframes; successfully complete clinical development of its products, including alemtuzumab-MS, mipomersen, APB, Prochymal, and Genz-112638; expand the use of current and next-generation products in existing and new indications and geographies, including Synvisc-ONE; manufacture its products, including its LSD therapies, in a timely and cost effective manner and in sufficient quantities to meet demand; obtain and maintain regulatory approvals for its manufacturing facilities, including its Allston, MA facility; continue to successfully acquire and collaborate on new programs, including finalizing the acquisition from Bayer; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s 2008 Annual Report on Form 10-K.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of May 6th and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Cerezyme®, Fabrazyme® and Synvisc® are registered trademarks and Lumizyme™ and Synvisc-One™ are trademarks of Genzyme Corporation or its subsidiaries.  Prochymal™ is a trademark of Osiris Therapeutics Inc.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

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